Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2026 relating to the financial statements of XOMA Royalty Corporation, appearing in the Annual Report on Form 10-K of XOMA Royalty Corporation for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Francisco, California

March 18, 2026